CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement filed on October 25, 2024, on Form S-1 of Gold Flora Corporation (the “Company”) of our report dated April 5, 2024, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023. Our report includes explanatory paragraphs regarding substantial doubt about the Company’s ability to continue as a going concern and a merger completed with TPCO Holding Corp.

We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Macias Gini & O’Connell LLP

Irvine, CA
October 25, 2024